Exhibit T3B.4

WRITTEN DECLARATION OF SOLE MEMBER
OF
LEXCO HOLDING, LLC

THIS WRITTEN DECLARATION OF SOLE MEMBER OF LEXCO HOLDING, LLC, a limited liability company organized under the laws of the State of Utah (hereinafter sometimes referred to as the “Company”), shall constitute an “Operating Agreement” for the Company, as provided in Section 48-2c-504(1) of the Utah Revised Limited Liability Company Act (the “Act”), and is made and entered into this 11th day of June, 2009, by the undersigned as the sole member of said limited liability Company as hereinafter set forth.

RECITALS:

A.        WHEREAS, the Company was organized pursuant to Articles of Organization filed with the Utah Department of Commerce, Division of Corporations and Commercial Code on or about the 11th day of June, 2009; and

B.         WHEREAS, LEXCO, INC; a Utah corporation, as the sole Member of this Company, desires to set forth the Operating Agreement of the Company pursuant to this Written Declaration.

NOW, THEREFORE, the undersigned, as the sole Member of the Company, hereby declares as follows:

1.          Company Name. The name of the limited liability company shall be LEXCO HOLDING, LLC, and the business of the Company shall be conducted under that name In the State of Utah and under such name or variations thereof, as the Member deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may elect to do business. The Member will use its best efforts to take the actions required to comply with the Act, assumed name act, fictitious name act, or similar statute in effect in each jurisdiction or political subdivision in which the Company proposes to do business.

2.          Company Offices and Agent for Service of Process. The principal place of business of the Company, where the Company records shall be kept, shall be 582 North Vernal Ave., Vernal, Utah 84078. The address of the registered agent of the Company, where legal process may be served as designated in the Articles or amendments thereto, shall be 36 South State Street, Suite 1900, Salt Lake City, Utah 84111, and the name of the current registered agent at that address Is GREGORY P. WILLIAMS. The Member may from time to time change the principal place of business of the Company and/or the registered agent, and amend the Articles to reflect such change, and may in its discretion establish additional places of business of the Company.

3.         Business Purpose. The business purpose or purposes of the Company are (a) to purchase, own, lease, sell, exchange, develop and construct improvements upon, finance the acquisition, operation and development of, and the construction of improvements upon, to operate and maintain for any uses, and otherwise deal with and in, real property, or interests therein, wherever located; (b) to purchase, lease, sell, own and operate, and to finance the acquisition and operation of personal property; (c) to incur indebtedness, secured or unsecured, for any of the purposes of the Company; (d) to invest and reinvest the assets of the Company in, and to purchase or otherwise acquire, hold, sell, transfer, exchange or otherwise dispose of, or realize upon, securities of all types and descriptions and any other interests in business ventures; (e) to engage in any other lawful business activity permitted under the laws of the State of Utah; and (f) any other purposes as are necessary to protect or enhance the assets of the Company.

4.         Liability of Member. The Member shall not be liable for any of the losses of the Company beyond its capital interest in the Company.

5.         Borrowing and Bank Accounts. The Company shall maintain checking or other accounts in such bank or banks as the Manager shall determine and all funds received by the Company shall be deposited therein and withdrawn therefrom under such general or specific authority as the Manager shall establish. The Company may borrow, at the discretion of the Manager, as appropriate, from banks, lending institutions, or other unrelated third parties, or from affiliates of the Company or the Member, and may pledge Company properties or any income therefrom to secure or provide for the repayment of any such loans.

6.         Accounting Methods; Fiscal Year. The profits and losses of the Company shall, unless otherwise required under the Internal Revenue Code of 1986, as amended, including any applicable Treasury Regulations promulgated thereunder (collectively, the “Code”), be determined on a cash basis in accordance with generally accepted accounting principles of cash accounting, and shall include gains or losses from the sale of Company assets. The fiscal year of the Company, for both accounting and tax reporting purposes, shall be the calendar year.

7.         Records. The Company shall keep its business records at its principal place of business.

8.         Management by Manager. Management of the Company shall be vested in one or more Managers, and thereafter as appointed by the Member from time to time. The initial manager of the Company shall be JAMES M. LEKAS, and he shall continue as manager of the Company until his resignation or removal. Upon the resignation or removal of JAMES M. LEKAS, if the Company is continued, the Member may appoint a new Manager or Managers. The Manager need not be a Member of the Company. In the event that the Manager of the Company appointed in this paragraph 8 resigns or is otherwise removed from office and no other

Manager is appointed, the business of the Company shall be under the exclusive management of the Member.

9.        Authority of Manager. The Manager may exercise all the powers of the Company whether derived from law, the Articles of Organization or this Written Declaration (except such powers as are by statute, by the Articles of Organization or by the Operating Agreement vested solely in the Members), and shall have the right, power and authority to do on behalf of the Company all things which are necessary or desirable to carry out the business of the Company, including, but not limited to, the right, power and authority; to sell, exchange, or grant an option for the sale or exchange of all or any portion of the property of the Company; to invest and reinvest any available funds; to incur all reasonable expenditures; to employ and dismiss from employment any and all employees, agents, independent contractors, attorneys, and accountants; to lease all or any portion of any property for any purpose and without limit as to the term thereof, provided such term does not exceed the term of the Company as set forth in the Articles; to borrow money, and as security therefor, to mortgage or grant security interests in all or any part of any property; to prepay in whole or in part, refinance, modify, or extend any indebtedness; to do any and all of the foregoing at such price, rental or amount, for cash, securities, or other property and upon such terms as the Manager deems proper to place record title to any property in the name of the Company; to adjust, compromise, settle, or refer to arbitration any claim against or in favor of the Company or any nominee, and to institute, prosecute, and defend any legal proceeding relating to the business or property of the Company; to delegate all or any portion of the powers granted hereunder to one or more attorneys-in-fact; and to execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing.

10.      Restrictions on Manager. The Manager shall not, without the written consent or written ratification of the specific act by the Member:

(a)          Do any act in contravention of law, the Articles of Organization or this Written Declaration.

(b)          Do any act to make it impossible to carry on the ordinary business of the Company.

(c)          Confess a judgment against the Company.

(d)          Possess Company property in the Manager’s own name or assign rights in specific Company property for other than a Company purpose,

(e)          Admit a person as a Member except as otherwise provided in this Written Declaration.

(f)          Continue the business with Company property after its bankruptcy, dissolution, cancellation or other cessation to exist.

11.           Fiduciary Responsibilities. A Manager other than the Member shall, in all events, account to the Company and to the Member for any benefit, and shall bold, as trustees for the Company and the Member, any profits derived by the Manager from any transaction connected with the formation, conduct or liquidation and winding up of the Company or from any use by the Manager of Company property, and such duty extends to the personal representatives of any deceased Manager involved In the liquidation and winding up of the Company, All management, Investments, accountings, and distributions shall be conducted by the Manager subject to good faith and fiduciary responsibility. However, no Manager shall be liable for any loss or depreciation in the value of the Company or any of its assets or business occurring by reason of error of Judgment in making any sale, any investment or reinvestment, or any management. Investment or business decision whatsoever, provided such Ions or depreciation In value has not occurred through the actual fraud, gross negligence or willful default of such Manager. Good faith and fiduciary responsibility shall be required of all Managers.

12.           Permitted Transactions. The fact that any Member, or any affiliate of a Member, or any employee, partner, officer, or director of either a Member or an affiliate of a Member, is employed by, or is directly or indirectly interested in or connected with, any person employed by the Company or any affiliate of the Company to render or perform a service, or from or through whom the Company or any affiliate of the Company may make any sale or purchase, or from whom the Company or any affiliate of the Company may borrow, shall not prohibit the Company or any affiliate of the Company from engaging in any transaction with such person, or create any duty of legal justification additional to that which would exist if such person were not so related to the Company, and neither the Company nor any other Member shall have any right in or to any benefits derived from such transaction by such Member or person.

13.           Time and Attention Required of Member. The Member has other business activities that take a substantial portion of its time and attention. Accordingly, the Member is required to devote to the business of the Company only the time and attention that it, in its sole discretion, shall deem necessary.

14.           Transfer of Member’s Interest. The Member may transfer its Interest at any time and such transfer shall not cause a dissolution of the Company. Any transferee who has properly acquired the interest of a Member of the Company shall be subject to all the terms, conditions, restrictions, and obligations of this Written Declaration. Any sale, assignment or transfer or purported sale, assignment or transfer of an Interest in the Company, whether voluntary or involuntary, shall be null and void unless properly made in accordance with the provisions of this Written Declaration. The purported Interest of any transferee who has not properly acquired the interest of a Member of the Company In accordance with this Written Declaration shall have no rights whatsoever, except and only to the extent that it is impossible under the law to terminate or restrict such rights, and then such rights shall be terminated or restricted to the maximum extent allowable under the law. and such Interest shall be subject to all the terms, conditions, restrictions, and obligations of this Written Declaration.

15.           Interest of an Assignee. No transferee of an interest In the Company shall become a member of the Company without the written consent of the Member. If a transferee is not admitted as a member of the Company, then such transferee shall have no right to participate in the management of the business and affairs of the Company or to become a member and the only rights to which such transferee shall be entitled are the share of profits or other compensation by way of income to which the transferor was entitled.

16.           Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up when any one or more of the following occurs;

(a)           The term of the Company expires,

(b)          The Member decides to dissolve the Company.

17.           Governing Law. This Written Declaration shall be governed and construed in accordance with the laws of the State of Utah.

IN WITNESS WHEREOF, the undersigned has hereto executed this Written Declaration as of the date first above written.

LEXCO, INC.

By:	James M. Lucas
Its:	PRESIDENT